Exhibit 10.11

Form of
“U.S. PIPELINE SERVICE AGREEMENT”

This U.S. Pipeline Service & Operating Agreement (the “Agreement”), effective as of ___________, 2006 (“Effective Date”), by and between TransMontaigne Product Services Inc., a Delaware corporation, with offices at 1670 Broadway Street, Suite 3100, Denver, Colorado 80202 (“Operator”), and Rio Vista Operating Partnership L.P. (“Rio”), Operator and Rio being sometimes collectively referred to as “Parties” and sometimes individually as a “Party,” is based on the following premises:

PREMISES

A.   Rio, Penn Octane International LLC and the Operator entered into that certain Purchase and Sale Agreement, dated August 15, 2005, as amended and restated on August 15, 2006 (“Purchase Agreement”), pursuant to which Operator agreed, among other things, to purchase and Rio agreed to sell to Operator certain “Brownsville Terminal Assets,” as that term is defined in the Purchase Agreement.

B.    Rio wishes to contract with the Operator to operate and maintain the U.S. Pipeline; and

C.    This Agreement, being a condition of the closing under the Purchase Agreement, the Operator will so contract with Rio to operate and maintain the U.S. Pipeline upon the terms and conditions provided in this Agreement.

Therefore, Rio and the Operator, in consideration of the foregoing premises, which are included in this Agreement by this reference, and the covenants and promises included in this Agreement, and intending to be legally bound hereby, agree as follows:

Section 1.   DEFINITIONS.   In addition to those terms defined in the premises, as used in this Agreement, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, excepting from the foregoing TransMontaigne Partners L.P. or any of its affiliates. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Applicable Legal Requirements” means all statutes, laws (including but not limited to Environmental Laws, DOT 49CFR Part 195, and laws applicable to petroleum pipelines), treaties, decrees, executive orders, rules, regulatory orders, directives, judgments, writs, Permits, approvals, ordinances, regulations, franchises, or concessions, as in effect and as may be amended during the Term of this Agreement and any extension thereof, of any court, arbitrator, or Governmental Authority, having jurisdiction over the Parties, applicable to the Parties’ respective rights or obligations under this Agreement or the U.S. Pipeline.

“Arbitration Notice” has the meaning provided in Section 9.15(E).

“Capital Expenditure” means the expenditure of substantial funding for maintenance or repair of the U.S. Pipeline involving a non-routine capital project that is deemed, in the reasonable opinion of the Operator, to involve a threat or potential threat to the continued safe, efficient and legally compliant operation of the U.S. Pipeline.

“Delivery Meter” has the meaning provided in Section 4.5.

“Dispute” has the meaning provided in Section 9.15(A).

“Dispute Notice” has the meaning provided in Section 9.15(B).

“DOT” means the U.S. Department of Transportation.

“Easements” has the meaning given in subsection (ii) of the definition of U.S. Pipeline.

“Emergency Response Incident” means any operating condition resulting from fire or explosion occurring near or directly involving the U.S. Pipeline, accidental release of hazardous vapors, liquids or other substance, operational failure causing a hazardous condition, natural disaster affecting the U.S. Pipeline or acts of sabotage, or any other condition that has the potential to immediately adversely affect human life, property, the environment or the U.S. Pipeline.

“Environmental Laws” means any Law or Order relating to protection of the environment, including, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential Release.

“FERC” means the Federal Energy Regulatory Commission.

"Force Majeure", means acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrest and restraint of rulers or people, interruptions by government or court orders, necessity for compliance with any present and future valid orders of court, or any law, statute, ordinance or regulation promulgated by any governmental or regulatory authority having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities or maintain operations, explosions, partial or entire failure of LPG supply, breakage or accident to machinery or lines of pipe, the interruption or suspension of the receipt of LPG deliveries hereunder by Rio or the Operator due to the declaration of force majeure by third-party transporters, or any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming "Force Majeure".

“Good Industry Practice” means the practices and methods, normally employed by a prudent operator of a petroleum products pipeline in the U.S. as well as in accordance with (i) applicable American Petroleum Institute (API) standards; (ii) applicable DOT rules and regulations, including DOT Part 195; and ASME Code B.31.4. Consistent with the foregoing, Good Industry Practice shall include compliance with Applicable Legal Requirements, as well as practices recommended by Governmental Authorities having jurisdiction over the U.S. Pipeline or by relevant industry advisory bodies or organizations.

“Governmental Authority” means any U.S. federal, state, provincial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals that have jurisdiction over the U.S. Pipeline.

“Law” means any U.S. federal, state, provincial or local law, statute, rule, ordinance, code or regulation.

“LPG” means liquefied petroleum gas.

“Manual” has the meaning indicated in Section 4.1(E).

“Mediation Notice” has the meaning provided in Section 9.15(D).

“Mexican Assets” means those assets and facilities owned or controlled by Rio or its Mexican Affiliates, including the Mexican Terminal Site and the Mexican portion of the Owned Pipelines.

“Mexican Terminal Site” means the plot of land and associated equipment and improvements owned by a Mexican Affiliate of Rio, where the LPG or other petroleum products are stored, which is located at Carretera Sendero Nacional Km. 9, desviacion Carretera La Risita-Lucio Blanco Km. 3.4 desviacion brecha 22 s/n (a 500 metros), Ejido La Gloria, C.P. 87560, Matamoros, Tamaulipas, Mexico.

“Non-Routine O&M Services” has the meaning given in Section 4.2.

“Obligations” has the meaning provided in Section 3.

“Order” means any order, judgment, injunction, ruling, or decree of any U.S. court or other Governmental Authority.

“Owned Pipelines” means the approximately 23-mile 6-inch and 8-inch pipelines and associated equipment and improvements owned by Rio connecting the Brownsville Terminal Assets to the Mexican Terminal Site.

“Permits” shall mean all permits, authorizations, variances, approvals, registrations, certificates of occupancy, orders, waivers, variances or other approvals or licenses granted by any Governmental Authority or third Persons.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or economic unit, Governmental Authority, government instrumentality or other entity of any kind.

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Right of Way” means the Fee Properties and Easements, as those terms are defined in the definition of the U.S. Pipeline.

“Routine O&M Services” has the meaning given in Section 4.1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, incorporated in the U.S. or Mexico, or other entity of which a majority of the Equity Interests having ordinary voting power to elect a majority of the board of directors, board of managers or other similar managing body of such corporation, partnership, limited liability company, or other entity of any kind are owned by such Person.

“U.S. Pipeline” means the following assets of Rio:

(i) all real property held in fee by Rio used in connection with respect to the U.S. portion of the Owned Pipelines (collectively, the “Fee Properties”);

(ii) all easements and real property licenses (including right-of-way permits from railroads and road crossing permits or other right of way permits from Governmental Authorities) held by Rio with respect to the U.S. portion of the Owned Pipelines (collectively, the “Easements”); and

(iii) all structures, fixtures, facilities, pipelines, pipes, pumping facilities, pumps, fittings, cathodic protection ground beds, rectifiers, local supervisory protection software (SCADA), machinery, equipment, engines, valves, connections, and all other tangible personal property located on or under the Fee Properties and the Easements.

Section 2	REPRESENTATIONS AND WARRANTIES

2.1      Both Parties.  Each Party hereby represents and warrants to the other that as of the date of execution of this Agreement:

(A)      Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to do business under the laws of the State of Texas and has the requisite power and authority to own its properties and to carry on its business as now being conducted;

(B)   Such Party has full power and authority to enter this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized and do not and will not contravene its organizational documents or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or declare a default under any agreement or instrument to which such Party is a party or by which such Party is bound. The execution, delivery and performance by such Party of this Agreement will not result in any violation by such Party of any Applicable Legal Requirement applicable to such Party. Such Party is not a party to, nor subject to, or bound by, any judgment, injunction or decree of any court or other Governmental Authority which may restrict or interfere with the performance of this Agreement by it. This Agreement is such Party’s valid and binding obligation, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, or (2) general principles of equity;

(C)      All consents, waivers, orders, approvals, authorizations, permits or orders of, or registrations, qualifications or filings with, any court or other governmental agency or authority required for the execution, and delivery by such Party of this Agreement have been obtained by such Party and are in full force and effect, and all such consents, waivers, orders, approvals, authorizations, permits, orders, registrations, qualifications and filings required for the performance by such Party of the obligations contemplated hereby have been or will be acquired by such Party prior to the time at which its performance of such obligations is due. No consent or waiver of any party to any contract to which such Party is a party or by which such Party is bound is required for the execution, delivery and performance by such Party of this Agreement; and

(D)      There is no action, suit, grievance, arbitration or proceeding pending or, to the knowledge of such Party, threatened against or affecting such Party at law or in equity before any federal, state, municipal or other governmental court, department, commission, board, arbitrator, bureau, agency or instrumentality which prohibits or impairs its ability to execute and deliver this Agreement or to perform any of the obligations contemplated hereby. Such Party has not received written notice of any such pending or threatened investigation, inquiry or review by any Governmental Authority.

2.2      Operator.  Operator warrants and represents that it has the financial means, technical ability, and qualified staff to operate and monitor the U.S. Pipeline in accordance with the terms and conditions set forth in this Agreement.

Section 3.     EMPLOYMENT OF OPERATOR.   Rio hereby retains the Operator to operate and maintain the U.S. Pipeline, in cooperation with Rio, pursuant to the terms and provisions of this Agreement, including, without limitation, Section 4 below (collectively the “Obligations”) and hereby contracts with the Operator to do and perform those acts and things in the name and on behalf of Rio which are necessary, requisite, and proper for the safe and efficient monitoring, preservation, operation, maintenance, upkeep and repair of the U.S. Pipeline, with the objective that the U.S. Pipeline will be utilized for the transportation of LPG in conformity with Good Industry Practice, in accordance with all valid and applicable Laws of Governmental Authorities, and pursuant to the terms and provisions of this Agreement. Operator covenants and warrants that it shall perform its Obligations hereunder in a safe and workmanlike manner.

Section 4.	ADDITIONAL OBLIGATIONS AND DUTIES OF OPERATOR.

4.1      Routine Operating and Maintenance Services.  At the sole cost and expense of Operator, Operator will provide the following routine operating and maintenance services (“Routine O&M Services”), consistent with Good Industry Practice and the Manual, for the U.S. Pipeline:

(A)   Personnel.  Employment, in its sole and exclusive discretion, of such personnel as it may deem necessary to efficiently operate and maintain the U.S. Pipeline and to provide support for and replacements to such personnel in order to perform its Obligations under this Agreement in accordance with the provisions of Section 4. 4 below.

(B)   Management Systems.  Provision of management and administrative systems and computer software programs designed to support all of Operator’s Obligations under this Agreement.

(C)   Tools and Supplies.  Provision of all tools, specialized equipment and vehicles and purchase or caused to be purchased materials and supplies necessary for operation, maintenance and repair of the U.S. Pipeline.

(D)   Integrity and Measurement Equipment.  Maintenance and monitoring of all leak detection devices and other systems associated with the U.S. Pipeline, including, without limitation, the SCADA system on a (24) hour, (7) day a week basis, and provision of mechanical and equipment integrity and calibration, including cathodic protection equipment and LPG measurement meters.

(E)   Programs, Manuals and Reports.  Development, implementation and management of a formal, comprehensive, and fully documented ongoing safety program and operation manuals (“Manual”) designed to support all aspects of the safe operation of the U.S. Pipeline and prepare appropriate surveillance, operating and maintenance reports in such form and detail as may be reasonably requested by Rio or as may be required by the Obligations.

(F)   One-Call.  Provision of one-call support (line location) services.

(G)      Easement Integrity.  Development and maintenance of U.S. Pipeline/Easement integrity programs, including annual brush removal, air or visual patrol, and survey activities.

(H)      Measure and Quality.  Provide LPG measurement, batch reporting, and quality inspection services described in Section 4.5 below.

(I)    Contact List.  Provide Rio, and update as necessary, an emergency contact list of Operator personnel.

(J)       Communication.  Keep Rio and its authorized representative(s) timely and fully informed at all times with regard to the operation and maintenance of the U.S. Pipeline. Make periodic reports on the condition of the U.S. Pipeline and make recommendations related to any Capital Expenditure improvements needed for its continued safe and efficient operation.

(K)      Coordinate with Mexico.  Provide appropriate communication and coordination with the Mexican Assets with respect to the performance of Operator’s Obligations.

(L)   Routine Pigging.  Provide routine pigging (not “smart” pigging) operations and support.

(M)     Meetings.  Upon request of either Party, participate in at least semi-annual meetings with Rio in Houston, Texas or such other location as mutually agreed in order to discuss the operation, maintenance and repair of the U.S. Pipeline.

(N)      Routine Maintenance and Repairs.  Perform routine and minor maintenance and repair activities that do not involve a Capital Expenditure.

(O)      Records.  Prepare, maintain and make available to Rio, at its request, all maintenance records, inspection and testing records, operating procedures, custody transfer documents, and such other records as may be required by Law, Governmental Authorities, the Obligations of Operator, or as may be reasonably requested by Rio and maintain all records, documents and other materials received from Rio or its representatives.

(P)   Accounts.  Prepare and maintain correct and complete accounts of all receipts, disbursements and deposits of monies and other property received in the name of and to the credit of Rio, or as may be approved by Rio.

(Q)      Permits.  Act as agent for Rio in contacts with the DOT and Texas Railroad Commission (“TRC”) relating to pipeline safety and operational matters, including the acquisition and maintenance of the T-4 and P-5 Permits issued by the TRC and Permits that may be required by the DOT.

4.2   Non-Routine Operating and Maintenance Services.  Operator will provide the non-routine operating and maintenance services (“Non-Routine O&M Services”) listed in this Section 4.2, consistent with Good Industry Practice and the Manual, for the U.S. Pipeline. Rio will reimburse Operator for all costs, plus 15%, associated with the following Non-Routine O&M Services:

(A)   Capital Expenditures.  Perform non-routine and major maintenance and repair activities that involve a Capital Expenditure, as approved by Rio. As soon as Operator is aware of any maintenance or repair requiring a Capital Expenditure, it will notify Rio of the need for such expenditure, including all necessary detail and will not proceed with such Capital Expenditure until it receives prior written approval from Rio, which approval will not be unreasonably withheld and will be provided if required for compliance with Applicable Legal Requirements.

(B)   Smart Pigging.  Provide non-routine “smart” pigging operations and support, subject to the prior written approval of Rio, which approval will not be unreasonably withheld and will be provided if required for compliance with Applicable Legal Requirements.

(C)   Emergencies.  Perform activities in connection with an Emergency Response Incident in accordance with Section 4.3 below.

(D)   Force Majeure.  Perform maintenance, repair or other remediation activities or operations in response to or connected with a Force Majeure event.

(E)    Third Party Damages.  Resolve third-party damage or other claims in accordance with Section 4. 6 below.

(F)    DOT Requirements.  Perform DOT required construction and construction and regulatory audits in connection with the U.S. Pipeline.

4.3   Emergency Response.  Operator will respond to any Emergency Response Incident related to the U.S. Pipeline. In the event of an Emergency Response incident:

(A)      Operator will provide prompt verbal notification to Rio or its designee with written notification to follow within 24 hours of discovery and report the incident to the appropriate Governmental Authorities.

(B)   Operator, in its sole discretion, will take such actions and expend such funds deemed by Operator to be reasonably necessary and consistent with Good Industry Practice and the Manual to keep the U.S. Pipeline operating or restore it to operating condition and to respond to the Emergency Response Incident in order to minimize the potential adverse affect or damage to human life, property or the environment and the U.S. Pipeline and begin repair and remediation activities.

(C)   Operator will provide Rio a daily update of the status of the Emergency Response Incident.

(D)   Within 48 hours of discovery of the Emergency Response Incident, Operator will provide Rio, or its designee, an estimate of the expenditures to date and an estimate of anticipated expenditures, including but not limited to, the continued emergency response activities, pipeline repair and remediation activities at the emergency response site.

(E)    In case the Emergency Response Incident occurs at the US-Mexico border or its surroundings Operator and Rio will respond jointly.

(F)    Operator shall, in the event the U.S. Pipeline becomes inoperable for any reason, including any Emergency Response Incident, utilize commercially reasonable efforts to repair the U.S. Pipeline to return it to operation as soon as possible.

4.4   Employees and Contractors.  All personnel supplied by Operator (including those of its Affiliates) or used by Operator shall be deemed employees or subcontractors of Operator and will not be considered employees, agents or subcontractors of Rio for any purpose whatsoever. Operator accepts full liability for and shall indemnify Rio against the payment of any and all contributions, taxes and penalties for unemployment insurance or compensation, old age pensions, employee benefits, or otherwise, now or hereafter imposed by any Applicable Legal Requirements or enactment of any Governmental Authority. In addition to Operator’s or Operator’s Affiliate’s employees that are either full-time or part-time dedicated to operating and maintaining the U.S. Pipeline, Operator may utilize from time to time the services of leased employees, independent contractors or the services of its Affiliates to perform its Obligations in connection with operating and maintaining the U.S. Pipeline. Operator will manage and supervise any consultants and outside contractors retained by Operator to ensure that they adhere to Good Industry Practice.

4.5   Measurement and Custody Transfer.  Custody transfer of the LPG between the U.S. Pipeline and Operator’s Brownsville, Texas terminal facility (“Brownsville Terminal”) shall take place at the flange connection between the Brownsville Terminal delivery equipment and the U.S. Pipeline. LPG volume and quality determination for custody transfer purposes shall be performed at the Brownsville Terminal metering facility (“Delivery Meter”). LPG measurement and meter proving and calibration shall be conducted by Operator in accordance with its Manual. Operator shall prove the Delivery Meter, and any other meter installed on the U.S. Pipeline. Rio shall have the right to witness the proving of any meters. The procedures for performing the meter proving and witnessing are defined in Exhibit “A,” attached to this Agreement and included in it for all purposes by this reference.

4.6   Third Party Claims.  Operator shall upon Rio’s specific written request, (i) represent Rio in negotiations of any third party claims made against Rio with respect to the operation and maintenance of the U.S. Pipeline, (ii) upon learning of any third party claim, provide prompt written notice to Rio and (iii) prior to pursuing any negotiations or settlement of any such third-party claims, obtain Rio’s prior written approval.

Section 5       OWNER’S RESPONSIBILITIES.   Rio will retain responsibility for the following requirements related to the U.S. Pipeline:

(A)   All FERC related regulatory activities.

(B)   Legal matters involving litigation and except as provided otherwise in Section 4.6 claims of any third party.

(C)   Taxes assessed to Rio, including, without limitation, filing all required federal and state tax returns and other related reports and documents with respect to its ownership of the U.S. Pipeline.

(D)   All matters relating to maintenance of or encroachment upon or otherwise involving the legal rights to the U.S. Pipeline Right of Way, including, without limitation, the payment of any fees or other money, the encroachment of any other use on such Right of Way, the negotiation of alteration of the location of U.S. Pipeline facilities located with any Right of Way.

(E)    Media (television, radio, newspaper) relations/public relations.

(F)    Collection of tariffs, fees and product loss allowances, as applicable and related to the U.S. Pipeline tariffs.

(G)   Collection of sums of money recoverable pursuant to applicable warranties related to U.S. Pipeline material and equipment.

(H)   Provide or, cause to be provided, to Operator LPG flow, density, temperature and pressure data, and meter counts accurate to within 0.5% for the purpose of line balancing and computational pipeline monitoring within thirty (30) days from the Effective Date.

(I)    Provide Operator all information currently in possession of Rio with true and correct copies of the recorded Rights of Way instruments which are currently in, or which may in the future, be delivered into Rio’s possession and control, together with all relevant, non-privileged records and correspondence pertaining thereto and copies of U.S. Pipeline maps, including “as built” maps, in Rio’s possession and control, which may be utilized by Rio to locate the Rights of Way.

(J)    Operation of the Mexican Assets in a manner consistent with Good Industry Practice, including, without limitation, using commercially reasonable efforts to keep the Mexican Assets continuously operational and responding appropriately to emergencies related to the Mexican side of the U.S./Mexico border and the Mexican Assets and immediately notifying Operator verbally of such emergencies, promptly followed in writing.

(K)   Provide prompt notification to Operator of any operational conditions or events that cause, may cause, or will cause a shutdown of the U.S. Pipeline.

(L)    Make available and deliver to Operator all files and information necessary for Operator to perform the services it is required to provide under this Agreement.

(M)      Retain ultimate legal responsibility with respect to the U.S. Pipeline ownership.

(N)   Any other functions or requirements that Operator does not perform under the terms of this Agreement.

(O)   Maintain adequate insurance on the U.S. Pipeline.

Section 6.	TERM AND TERMINATION.

6.1.     Term.  Unless terminated earlier under Section 6.2, this Agreement shall commence effective as of the Effective Date, and shall continue thereafter for the term of the agreement with PMI, or any extensions thereof (“Term”), or as terminated upon the mutual agreement of both Parties.

6.2.     Termination.  This Agreement shall immediately terminate if:

(A)   Either Party becomes insolvent, files a petition in bankruptcy or makes an assignment for the benefit of creditors, or a petition in bankruptcy is filed against either Party and is not dismissed within (30) days of filing;

(B)   Any foreclosure, execution or attachment proceedings are initiated against either Party whereby all or part of that Party’s interest herein may become subject to the lien, interest or authority of a creditor, custodian, receiver, trustee or other legal authority;

(C)   The corporate existence of either Party is dissolved~~.~~; or

(D)   If the LPG Transportation Agreement between the Parties, of the same date as this Agreement, is terminated.

Section 7.      COMPENSATION.

7.1   Payment.  Operator will provide the Routine O&M Services at its sole cost and expense. For the Non-Routine O&M Services to be rendered by Operator under this Agreement and all materials and supplies provided in connection with such services, Rio shall reimburse the Operator for all costs actually incurred in performing the Non-Routine O&M Services, plus 15%.

7.2   Payment Schedule.  Rio shall pay Operator no later than ten (10) days after receipt of an original invoice, all undisputed amounts payable according to the invoice received from Operator. Any undisputed amount not paid when due shall bear interest at the prime rate of Wells Fargo Bank, N.A. as in effect from time to time, plus five percent (5%) from the due date until paid in full. Payment shall be made by wire transfer to a bank account designated by Operator. Any disputed amount resolved in Operator’s favor shall bear interest at the prime rate of Wells Fargo Bank, N.A. as in effect from time to time, plus five percent (5%) from the due date until paid in full.

7.3   Tax Reimbursement.  Rio shall reimburse Operator for the actual cost of any documented real and personal property taxes, assessment or levies which may be assessed and levied upon the U.S. Pipeline and its property, real and personal or mixed, related thereto, it being understood such taxes, assessments or levies shall exclude tankage and associated facilities for the receipt and delivery of petroleum products constructed for or operated on behalf of shippers in the U.S. Pipeline. Any such taxes, levies or assessments incurred by Operator under this Agreement shall be separately identified in any invoice submitted by Operator in accordance with this Section.

Section 8.	INDEMNITY.

8.1    The Operator shall release, indemnify and hold harmless Rio and its Affiliates and its and their respective officers, directors, agents and employees, from and against any and all fines, penalties, assessments, claims, demands, damages, loss and causes of action, including reasonable attorney's fees, resulting from, directly or indirectly, the Operator’s failure to comply with the Obligations included in this Agreement or the violation or alleged violation of any Laws of any Governmental Authorities, including, but not limited to, Environmental Laws, and for injury to or death of any persons or loss or damage to any property, in any way arising out of, in connection with, or incident to the gross negligence, or willful misconduct or omissions of Operator or Affiliates and its or their respective officers, directors, employees or agents in the operation or maintenance of the U.S. Pipeline in accordance with their Obligations under this Agreement.

8.2    Rio shall release, indemnify and hold harmless the Operator and its Affiliates and its and their respective officers, directors, agents and employees, from and against any and all fines, penalties, assessments, claims, demands, damages, loss and causes of action, including reasonable attorney's fees, resulting from, directly or indirectly, Rio’s failure to comply with its obligations and responsibilities included in this Agreement or the violation or alleged violation of any Laws of any Governmental Authorities, including, but not limited to, Environmental Laws, and for injury to or death of any persons or loss or damage to any property, in any way arising out of, in connection with, or incident to the gross negligence or willful misconduct or omissions of Rio or its Affiliates and its or their respective officers, directors, employees or agents in connection with its obligations and responsibilities under this Agreement.

8.3.   It is not the intention of the parties hereto to release from liability any third party with which either the Operator or Rio may contract in connection with the U.S. Pipeline. The provisions of this Section are not made for the benefit of any person or entity other than the parties hereto, their respective parent companies, affiliates and subsidiaries and their respective officers, directors, employees, and agents. The provisions of this Section 8 shall survive the termination of this Agreement.

Section 9.	MISCELLANEOUS.

9.1   Entire Agreement/Amendments.  This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. This Agreement constitutes the entire agreement between the Parties, superseding all prior agreements between said Parties, whether written or oral, pertaining to the subject matter hereof, and may not be amended or otherwise altered except by mutual written agreement between the Parties. No provision of this Agreement may be changed, modified, waived or discharged orally, and no change, modification, waiver or amendment of any provision will be effective except by written instrument executed and approved by the Parties.

9.2   Waiver.  No failure or delay on the part of either Party to exercise any right, power or remedy under this Agreement or the waiver by either Party of any provision or portion hereof shall not be deemed to be a waiver of such on any subsequent breach of the same or of any other term, covenant or condition herein contained. No covenant, term or condition of this instrument shall be deemed to have been waived by either Party, unless such waiver is in writing and duly executed.

9.3   Severability.  This Agreement shall be enforceable in accordance with the terms and provisions contained herein and in accordance with the purposes expressed herein. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, or application thereof to any party or circumstance shall be prohibited by or modified under such law, or determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, then the remainder of this Agreement, or the application of said provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

9.4   Assignment.  The Operator may not and shall not assign this Agreement or any part of their rights or duties hereunder, in whole or in part, by operation of law or otherwise, without the prior written consent of Rio, which consent will not be unreasonably delayed or withheld. The foregoing does not apply to Operator’s assignment of this Agreement to TransMontaigne Partners L.P.

9.5   Applicable Law.  This Agreement shall be governed by the laws of the State of Texas.

9.6   Limitation of Damages.  Neither Party shall be liable for prospective profits or special, punitive, indirect or consequential losses or damages of any kind arising out of or in any way connected with the performance of or failure to perform this Agreement, including, but not limited to losses or damages resulting from shutdown of plants or inability to perform sales or any other contracts arising out of or in connection with the performance or non-performance of this Agreement.

9.7   Access.  Rio and its designees shall have full and complete access at all times to the U.S. Pipeline and all records and documents associated therewith prepared and maintained by the Operator.

9.8   Force Majeure.

(A)   Except for Rio’s obligation to make proper payment to the Operator under this Agreement, in the event either Rio or Operator is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then upon such party giving notice and full particulars (including all supporting documentation) of such event as soon as practicable after the occurrence thereof, the obligations of both parties shall be suspended to the extent and for the period of such force majeure provided that the party claiming an event of force majeure shall make all reasonable attempts to remedy the same with all reasonable dispatch.

(B)   Neither Party shall be entitled to the benefit of the provisions of this Section under either or both of the following circumstances:

(1)    To the extent that the failure was caused by the Party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch; or,

(2)    If the failure was caused by lack of funds, or with respect to the payment of any amount or amounts then due hereunder.

(C)   Settlement of strikes and lockouts shall be entirely within the discretion of the party affected, and the duty that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes and lockouts by acceding to the demands of the parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.

9.9   Notices.  Except as may be otherwise provided in this Agreement, all notices to be given hereunder shall be in writing and delivered by (i) confirmed facsimile, (ii) reliable private over-night courier service or (iii) by certified mail (return receipt requested), and addressed as follows:

If to Operator:	TransMontaigne Product Services Inc.
1670 Broadway Street, Suite 3100
Denver, CO 80202
Attn: President
Facsimile: (303) 626-8228

With copy to:	TransMontaigne Product Services Inc. (Brownsville Terminal)
10150 Highway 48
Brownsville, TX 78521
Attn: Terminal Manager
Facsimile: (956) 831-0448

If to Rio:	Rio Vista Operating Partnership L.P.
820 Gessner Road, Suite 1285
Houston, Texas 77024
Attn: President
Facsimile: (713) 467- 8258

or at such other addresses as the Parties may from time to time designate in writing. Unless otherwise specified within this Agreement, any notice required to be given shall be deemed to have been given upon receipt.

9.10    Headings.  Any article headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement. Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

9.11    Press Releases.  There shall be no press releases, press statements, or other announcements or statements by Operator concerning or relating to this Agreement and the transactions contemplated hereby or other disclosure of any information associated with the operation or maintenance of the U.S. Pipeline without the prior written consent of Rio, except to the extent required by applicable laws, rules or regulations. If Operator determines that a press release or statement is required or desired, Rio will be notified in writing and consulted.

9.12     Liens.  Operator shall keep the U.S. Pipeline free of any and all liens, encumbrances and claims at all times.

9.13    Direction of Employees.  Rio shall not have power or authority to direct, supervise or control the employees of the Operator. The Operator shall, in the exercise of their independent employment, select the means, manner and method of performance of the services to be provided under this Agreement.

9.14     Counterpart.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same document.

9.15     Alternative Dispute Resolution.

(A)   Covered Disputes.  Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms by either Party, its breach, termination or invalidity (“Dispute”) will be resolved in accordance with the procedures specified in this paragraph, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the Parties will continue, subject to subsection (F) hereinbelow, to participate in good faith in the procedures specified in this Section.

(B)    Initiation of Procedures.  Either Party wishing to initiate the dispute resolution procedures set forth in this paragraph with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party (“Dispute Notice”). The Dispute Notice will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations under the next subsection.

(C)    Negotiation Between Executives.  If one Party has given a Dispute Notice under the preceding subparagraph, the Parties will attempt in good faith to resolve the Dispute within 45 calendar days of the notice by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within 15 calendar days after delivery of the Dispute Notice, the receiving Party will submit to the other a written response. The response will include (i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 45 calendar days after delivery of the Dispute Notice, the executives of both Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(D)   Mediation.  If the Dispute has not been resolved by negotiation under the preceding subsection within 45 calendar days of the Dispute Notice, and only in such event, either Party may initiate the mediation procedure of this subsection by giving written notice to the other Party (“Mediation Notice”). The Parties will endeavor to settle the Dispute by mediation within 90 calendar days of the Mediation Notice under the then current Center for Public Resources ("CPR") Model Mediation Procedure for Business Disputes. If the Parties have not agreed upon a mediator within seven calendar days after the Mediation Notice, either Party may request CPR assistance in the selection of a mediator under its guidelines. The mediator will establish rules for an expedited discovery procedure and will resolve all disputes with regard to discovery between the Parties. If the mediator has not already done so during the mediation process, at least seven calendar days before the end of the ninety day mediation period, the mediator, if he or she believes that they are qualified to do so, will provide to each Party a written summary of the mediator's conclusions regarding the outcome of the Dispute if it is submitted to arbitration under the following subsection.

(E)    Arbitration.  If the Dispute has not been resolved by mediation under the preceding subsection within 90 calendar days of the Mediation Notice, and only in such event, either Party may initiate the arbitration procedure of this subsection by giving written notice to the other Party (“Arbitration Notice”). The Dispute will be finally resolved by binding arbitration in accordance with the then current Arbitration Rules of the American Arbitration Association (“AAA”) by a single arbitrator, chosen by mutual agreement of both Parties. If the Parties cannot select an arbitrator within 30 calendar days of the Arbitration Notice, the arbitrator will be selected by the AAA. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, as amended (“the Act”), and to the extent not inconsistent with the Act, the Texas arbitration statute. Judgment upon the award rendered by the arbitrator may be entered by any court of any state having jurisdiction. The statute of limitations of the State of Texas for the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by this Section. Each Party will assume its own costs of legal representation and expert witnesses and the Parties will share equally the other costs of the arbitration. The arbitrator will award pre-judgment interest in accordance with the law of Texas; however, the arbitrator may not award punitive damages. The arbitration will take place in Houston, Texas.

(F)    Tolling and Performance.  Except as indicated in the preceding subsection with regard to the commencement of arbitration, all applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in this paragraph are pending. The Parties will take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances.”

The Parties, through their undersigned duly authorized representatives, have had this Agreement executed on the following page, effective as of the Effective Date.

RIO VISTA OPERATING PARTNERSHIP, L.P.
(a)   By:   Rio Vista Operating GP LLC, its General Partner

By:
Charles Handly
President

TRANSMONTAIGNE PRODUCT SERVICES INC.

By:
William S. Dickey
President